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                                                                   Exhibit 10.2



                                  PROPOSAL III

         AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE
                             1998 STOCK OPTION PLAN

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           IN FAVOR OF THIS PROPOSAL.

         The 1998 Omnibus Stock Option Plan was authorized by our Board of Directors on August 28, 1998, and was approved by our shareholders on December 9, 1999. We believe that the plan promotes our interests by enabling us to provide our directors, officers, key employees and other consultants with a stronger incentive to contribute to our continued success and growth through the opportunity to acquire a proprietary interest in us. In addition, we believe that the plan assists us in attracting and retaining the services of key personnel of outstanding ability. As adopted, the plan authorized the issuance of an aggregate of 236,000 shares of our common stock. As described below you are being asked to increase the number of shares available for issuance under the plan to 436,000. (For Plan Purpose, Definitions, Administration, and Amended Shares Subject to the Plan, please see Exhibit A).

         The plan is administered by the Compensation and Stock Option Committee of our Board of Directors. The Committee has full power, subject to the provisions of the plan, to grant options, construe and interpret the plan, establish rules and regulations with respect to the plan and/or options granted under the plan and perform all other acts, including the delegation of administrative responsibilities, that it believes reasonable and necessary. The Committee has the sole discretion, subject to the provisions of the plan, to determine the participants eligible to receive options under the plan and the amount, type, and terms of any options and the terms and conditions of option agreements relating to any option.

         The plan authorizes the issuance of stock options which consist of either non-statutory stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Committee has the power to determine the vesting, exercisability, payment and other restrictions applicable to any option (which may include, without limitation, restrictions on transferability or provision for mandatory resale to us).

FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. The grant of an incentive stock option has no immediate tax consequences to the optionee or to us. The exercise of an incentive stock option generally has no immediate tax consequences to the optionee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to us. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally recognizes long-term capital gain or loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the exercise price of the shares. In such a case, we are not entitled to a deduction in connection with the grant or exercise of the incentive stock option or the sale of shares acquired pursuant to such exercise. If, however, an optionee disposes of the shares prior to the expiration of the required holding period, the optionee recognizes ordinary income equal to the excess of the fair market value of the shares on the date of exercise (or the proceeds of disposition, if less) over the exercise price, and we are entitled to a corresponding deduction if applicable withholding requirements are satisfied. The required holding period is two years from the date of grant and one year after the date the shares are issued.




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         NON-QUALIFIED OPTIONS. The grant of a non-qualified stock option has no immediate tax consequences to the optionee or us. Upon the exercise of a non-qualified stock option, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and we are entitled to a corresponding deduction if applicable withholding requirements are satisfied. The optionee's tax basis in the shares is the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date the shares are received. Upon a subsequent sale of the shares, any difference between the optionee's tax basis in the shares and the amount realized on the sale is treated as a long-term or a short-term capital gain or loss, depending on the holding period of the shares and assuming the shares are held as capital assets.

OPTIONS GRANTED UNDER THE PLAN

     As of August 24, 1999 options to purchase 179,800 shares of our common stock were outstanding and exercisable at an exercise price of $6.00 per share (in each case equal to or in excess of the fair market value of our common stock as of the dates of grant). 56,200 shares of our common stock are presently available for grant under the plan. As of August 23, 1999, the last reported sales price of our common stock on the Nasdaq Stock Market National Market System was $6.00.

     The table below indicates, as of August 24, 1999 the aggregate number of options we have granted under the plan since its inception to the persons and groups indicated, and the number of outstanding options held by such persons and groups as of such date.




Name of Individual or Group                                       Granted         Outstanding
---------------------------                                       -------         -----------
All Current Executive Officers                                        -0-               -0-

All Current Directors who are not Executive Officers                  -0-               -0-

All Current Employees, other than Current Executive Officers      209,500           179,800



AMENDMENT TO THE PLAN

     On September 24, 1999, our Board of Directors approved, subject to the approval of our shareholders, to amend the plan to increase the number of shares issuable pursuant to the plan from 236,000 shares to 436,000 shares. The purpose of increasing the number of shares available for issuance under the plan is to ensure that we will continue to be able to grant options as incentives to those individuals upon whose efforts we rely for our continued success and development.